EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Diagnostic Imaging International Corp.

We hereby consent to the use in the Prospectus constituting a part of the Registration Statement of Form SB-2 Amendment No. 1 of our report dated May 18, 2006, on the financial statements of Diagnostic Imaging International Corp. as of December 31, 2005, and for the periods ending December 31, 2004 and 2005 and March 14, 2002 (date of inception) to December 31, 2005, which appear in such Prospectus.  We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

ROBNETT MCELROY, LP

/s/ Robnett McElroy, LP

Austin, Texas

November 17, 2006